EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016

Willimantic, Connecticut — July 27, 2016. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.7 million, or $0.15 diluted earnings per share, for the quarter ended June 30, 2016 versus $1.0 million, or $0.08 diluted earnings per share, for the quarter ended June 30, 2015. The Company reported net income of $3.3 million, or $0.28 diluted earnings per share, for the six months ended June 30, 2016 compared to $1.9 million, or $0.16 diluted earnings per share, for the six months ended June 30, 2015.

Net interest income increased $511,000 to $10.2 million and $1.3 million to $20.3 million for the three and six months ended June 30, 2016, respectively, as compared to the same periods in 2015. Net interest income increased as a result of an increase in the average balance of loans and securities outstanding and a reduction in the rate paid on borrowings, partially offset by an increase in the average balance of deposits and borrowings and the rate paid on deposits.

The provision for loan losses increased $222,000 and $198,000 for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015, primarily due to increases in nonperforming loans and loan charge-offs. At June 30, 2016, nonperforming loans increased to $7.0 million, compared to $5.9 million at June 30, 2015, resulting from increases in commercial real estate loans of $2.0 million and home equity loans of $233,000, offset by decreases in nonperforming commercial business loans of $858,000 and nonperforming residential loans of $253,000. Net loan charge-offs were $72,000 and $113,000 for the three and six months ended June 30, 2016, respectively, compared to $5,000 and $55,000 for the three and six months ended June 30, 2015, respectively.

Noninterest income decreased $24,000 to $2.6 million for the three months ended June 30, 2016 compared to the same period in 2015, primarily due to decreases in the net gain on available for sale securities of $132,000 and service fees of $123,000, offset by an increase in mortgage banking activities of $269,000. For the six months ended June 30, 2016, noninterest income increased $341,000 to $5.3 million versus the comparable period in the prior year. Increases of $392,000 in mortgage banking activities due to a higher volume of loan sales and $232,000 in other noninterest income as a result of profit distributions from our small business investment companies contributed to the higher noninterest income in the first half of 2016.

Noninterest expenses decreased $826,000 and $621,000 for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015. Salaries and employee benefits decreased $486,000 and $252,000 for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015 primarily as a result of a reduction in deferred compensation due to a post-retirement benefit payout. A reduction in occupancy and equipment expenses of $88,000 and $398,000 for the three and six months ended June 30, 2016, respectively, versus the comparable periods in 2015, was in large part a result of strategic initiatives to reduce branch infrastructure costs, the reconfiguration and optimization of our telephone and data services and lower snow removal expenditures. Computer and electronic banking services increased $189,000 for the first six months of 2016 compared to the same period in 2015 resulting from data service speed improvements and electronic banking security enhancements related to the implementation of EMV (Europay, MasterCard and Visa) technology.

Total assets increased $35.8 million, or 2.4%, to $1.52 billion at June 30, 2016, principally due to increases of $33.8 million in cash and cash equivalents, $13.0 million in available for sale securities and $3.3 million in loans held for sale, offset by reductions of $11.6 million in net loans receivable and $924,000 in bank-owned life insurance. The lower balance of net loans receivable reflects decreases in SBA and USDA guaranteed loans of $14.8 million, residential mortgage loans of $7.2 million and time share loans of $6.3 million, offset by increases in construction loans of $10.0 million and multi-family and commercial real estate loans of $7.7 million. Multi-family and commercial real estate, commercial business and residential real estate loan originations decreased $7.3 million, $5.2 million and $4.5 million, respectively, during the first half of 2016 compared to the same period in 2015. The reduction in bank-owned life insurance related to a death benefit payment.

Total liabilities increased $31.3 million, or 2.4%, to $1.36 billion at June 30, 2016 compared to $1.33 billion at December 31, 2015. Deposits increased $58.8 million, or 5.6%, which included increases in certificates of deposit of $43.1 million, NOW and money market accounts of $7.9 million and noninterest-bearing deposits of $5.9 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $26.7 million from $242.8 million at December 31, 2015 to $216.2 million at June 30, 2016, resulting from repayments of Federal Home Loan Bank advances, with funds from excess deposits.

Total shareholders' equity increased $4.5 million from $154.3 million at December 31, 2015 to $158.8 million at June 30, 2016. The increase in shareholders' equity was attributable to net income of $3.3 million and an increase in net unrealized gain on available for sale securities aggregating $1.4 million (net of taxes), partially offset by dividends declared of $945,000. At June 30, 2016, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We continue to control costs and improve key financial measures, including earnings per share, return on assets and the efficiency ratio. Also, during the quarter, we replaced all of our customers' debit cards with chip enabled EMV technology, which will improve security and reduce potential fraud for our customers and the Company,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-five branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	June 30,	December 31,
(In Thousands / Unaudited)	2016	2015

ASSETS
Noninterest-bearing cash and due from banks	$14,069	$14,373
Interest-bearing cash and cash equivalents	60,470	26,405
Securities	204,127	191,627
Loans held for sale	5,146	1,804
Loans receivable, net	1,153,748	1,165,372
Bank-owned life insurance	21,000	21,924
Premises and equipment, net	20,460	21,188
Intangible assets	17,795	18,096
Deferred tax asset	8,344	8,961
Other real estate owned, net	1,166	1,088
Other assets	11,292	10,996
Total assets	$1,517,617	$1,481,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,116,832	$1,058,017
Borrowings	216,162	242,843
Other liabilities	25,808	26,644
Total liabilities	1,358,802	1,327,504

Shareholders' equity	158,815	154,330
Total liabilities and shareholders' equity	$1,517,617	$1,481,834

SELECTED OPERATING DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands / Unaudited)	2016	2015	2016	2015

Interest and dividend income	$12,675	$11,790	$25,317	$23,260
Interest expense	2,519	2,145	4,987	4,192
Net interest income	10,156	9,645	20,330	19,068

Provision for loan losses	582	360	893	695
Net interest income after provision for loan losses	9,574	9,285	19,437	18,373

Noninterest income	2,586	2,610	5,288	4,947
Noninterest expenses	9,580	10,406	19,846	20,467
Income before income taxes	2,580	1,489	4,879	2,853

Income tax provision	852	484	1,610	927
Net income	$1,728	$1,005	$3,269	$1,926

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2016	2015	2016	2015

Earnings per share:
Basic	$0.15	$0.08	$0.28	$0.16
Diluted	$0.15	$0.08	$0.28	$0.16

Weighted average shares outstanding:
Basic	11,803,156	12,006,510	11,796,099	12,160,268
Diluted	11,861,969	12,031,613	11,855,485	12,192,140

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2016	2015	2016	2015

Selected Performance Ratios:
Return on average assets (1)	0.46%	0.29%	0.44%	0.28%
Return on average equity (1)	4.38	2.60	4.17	2.48
Interest rate spread	2.70	2.84	2.73	2.86
Net interest margin	2.86	2.98	2.88	3.00
Efficiency ratio (2)	75.18	85.84	77.47	85.70

Asset Quality Ratios:
Allowance for loan losses			$10,643	$8,437
Allowance for loan losses as a percent of total loans (3)			0.92%	0.76%
Allowance for loan losses as a percent of nonperforming loans			152.50	143.07
Nonperforming loans			$6,979	$5,897
Nonperforming loans as a percent of total loans (3)			0.60%	0.53%
Nonperforming assets (4)			$8,145	$7,317
Nonperforming assets as a percent of total assets			0.54%	0.52%

Per Share Data:
Book value per share			$13.00	$12.48
Less: Intangible assets per share(5)			(1.46)	(1.50)
Tangible book value per share (5)			11.54	10.98
Dividends declared per share			$0.08	$0.08

(1) Ratios for the three and six months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $17.8 million and $18.4 million at June 30, 2016 and 2015, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514